Exhibit 99.1

November 27, 2018: 4:30pm EST

Air Industries Group Announces Major Award for Landing Gear Components for the F-35
Lightning II Joint Strike Fighter and F-15 Eagle Fighter Aircraft.

Hauppauge, NY -- (Globe Newswire) – November 27, 2018 – Air Industries Group (NYSE AMEX: AIRI) Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors is pleased to announce that it has received a major award for landing gear components for the F-35 and F-15 aircraft.

The value of the award is estimated at $ 22 million (at the mid-point of projected aircraft production). Deliveries are to begin in the first quarter of 2019 and continue for 3-years. Air Industries has already received fully funded purchase orders for product deliverable in the first three years totaling $ 15.5 million.

Mr. Lou Melluzzo, CEO of Air Industries commented: “This significant award from a leading prime contractor with whom we have a long relationship is a strong reaffirmation of our customers’ confidence in the capabilities of Air Industries. The F-15 is a major component of the US fleet with over 600 aircraft in service and additional planes in allied air forces. The USAF is seeking to expand the number of active squadrons from 312 to 386 – nearly a 24% increase – the F-15 will be flying for years to come.

The F-35 Joint Strike Fighter is the newest fighter aircraft and will be the primary fighter aircraft of the US and allied air forces in future years. Over 2,600 aircraft are projected to be produced for the USAF. We are honored to play a part in building this important weapon system.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of complex machined products including landing gear, flight control, and jet turbine components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com